Exhibit 5.1
To:
Syngenta AG
Schwarzwaldallee 215
4058 Basel
Switzerland

and

Syngenta Finance N.V.
Westeinde 62
1601 BK Enkhuizen
Netherland

(each party in its capacity set forth in the Registration Statement as defined below)

Homburger AG Prime Tower Hardstrasse 201 | CH–8005 Zürich Postfach 314 | CH–8037 Zürich T +41 43 222 10 00 F +41 43 222 15 00 lawyers@homburger.ch
Zurich, as per March 28, 2012
317652 | Documents | LO Issuance | 000011.doc

Syngenta Finance N.V. | Syngenta AG
Form F-3 Registration Statement | Prospectus Supplement

Ladies and Gentlemen

We, Homburger AG, have acted as special Swiss counsel to Syngenta AG (the Guarantor) in connection with the offering by Syngenta Finance N.V. (the Issuer) of USD 500,000,000 aggregate principal amount of the Company's 3.125% notes due March 28, 2022 and USD 250,000,000 aggregate principal amount of the Company's 4.375% notes due March 28, 2042 (together, the Notes), which Notes will be irrevocably and unconditionally guaranteed by the Guarantor (the Guarantee). As such counsel, we have been requested to give our opinion as to certain legal matters relating to the Notes.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Registration Statement (as defined below).

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I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law or established case law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents or any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of this opinion, we have only examined originals or copies of the following documents (collectively, the Documents):

(i)
an electronic copy of the executed underwriting agreement dated March 21, 2012 among Syngenta Finance N.V., Syngenta AG and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. (the Underwriting Agreement);

(ii)	an electronic copy of the executed indenture dated March 28, 2012 among Syngenta Finance N.V., Syngenta AG and the Bank of New York Mellon, as trustee (the Indenture);

(iii)	an electronic copy of the executed Guarantee dated March 28, 2012 issued by Syngenta AG (the Guarantee,together with the Underwriting Agreement and the Indenture, the Program Agreements);

(iv)	an electronic copy of the registration statement dated November 16, 2011, filed on form F-3 pursuant to the United States Securities Act of 1933, as amended (the Registration Statement);

(v)
an electronic copy of the prospectus supplement dated March 21, 2012 (the Prospectus Supplement, together with the Registration Statement, the Prospectus and together with the Program Agreements, the Program Documents);

(vi)	an electronic copy of the articles of incorporation (Statuten) of the Guarantor, dated April 19, 2011, certified by the Commercial Register of Canton of Basel-Stadt on March 8, 2012 (the Articles);

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(vii)	an electronic copy of a certified excerpt from the Commercial Register of the Canton Basel-Stadt on March 8, 2012 (the Excerpt);

(viii)	an electronic copy of the organizational regulations (Organisationsreglement) of the Guarantor provided to us on August 17, 2011 (the Internal Regulations); and

(ix)	an electronic copy of the resolution of the chairman's committee of the Guarantor, dated on or about October 18, 2011 (the Committee Resolution).

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

II.	Assumptions

In rendering the opinion below, we have assumed the following:

(a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) conform to the original;

(b)
all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents;

(c)	all documents produced to us in draft or specimen form or as an execution copy have been executed in the form of the draft, or specimen or execution copy, as applicable, submitted to us;

(d)	except as expressly opined upon herein, all information contained in the Documents is, and all material statements made to us in connection with the Documents are, true and accurate;

(e)	each of the Program Agreements is within the capacity and power of, has been duly authorized, executed and delivered by, and is binding on, all parties thereto other than,

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to the extent a party thereto, the Guarantor;

(f)
the parties to each of the Program Agreements (other than the Guarantor) are duly incorporated or formed, as applicable, and organized and validly existing under the laws of their respective jurisdiction of incorporation or formation;

(g)
except as expressly opined herein with respect to the Guarantor, all parties to the Program Agreements have performed and will perform all obligations by which they are respectively bound under the Program Agreements, and all parties to the Program Agreements have complied and will comply with all matters of validity and enforceability under any law other than, in the case of the Guarantor, the laws of Switzerland;

(h)
each Program Agreement will be valid, binding and enforceable under New York law, which is the law by which it is expressed to be governed, and the choice of New York law and (i) with regard to the Underwriting Agreement of the exclusive jurisdiction of the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan, or the courts of the State of New York and (ii) with regard to the Indenture and the Guarantee the non-exclusive jurisdiction of the federal state court in Borough of Manhattan, The City of New York, provided in the relevant Program Agreement is valid under the laws of New York;

(i)
as far as any obligation under any Program Agreement is required to be performed in, or by a party organized under the laws of, any jurisdiction outside of Switzerland, its performance will not be illegal or unenforceable by virtue of the laws of such jurisdiction;

(j)	except as expressly opined upon herein, all representations and warranties set forth in the Program Documents are true and accurate;

(k)
the Issuer and the Guarantor have accepted responsibility for the information contained in the Registration Statement and the Prospectus Supplement, and we have not investigated or verified the truth or accuracy of the information contained therein, nor have we been responsible for ensuring that no material information has been omitted from it, except with regard to Swiss law only, for certain matters of Swiss law specifically opined in Section III;

(l)
the Notes will be issued in substantially the form and with the terms and conditions contemplated in the Program Documents, and the offering of Notes will be conducted in the manner described in the Program Documents;

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(m)	the aggregate offering price for all Notes issued pursuant to the Committee Resolution will not exceed USD 750 million;

(n)
the proceeds of the Notes will be received and, at any time while the Notes are outstanding, be used by the Issuer exclusively outside of Switzerland and, so long as any Notes are outstanding, the Issuer will have its statutory seat and place of effective management outside Switzerland.

(o)
all authorizations, approvals, consents, licenses, exemptions and other requirements (other than those required under Swiss law or the Articles) for the legality, validity and enforceability of the Program Documents, the offering of the Notes and the distribution of the Registration Statement and the Prospectus Supplement or for any other activities carried out in view of, or in connection with, the performance of the obligations expressed to be undertaken in the Program Documents by the parties thereto have been duly obtained prior to the signing of the relevant Program Document, if applicable, and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied;

(p)	the Excerpt is correct, complete and up-to-date, and the Articles and the Internal Regulations are in full force and effect and have not been amended;

(q)
the parties to each Program Agreement entered into such Program Agreement for bona fide commercial reasons and on arm's length terms, and none of the directors or officers of any such party has or had a conflict of interest with such party in respect of the Documents that would preclude such director or officer from validly representing (or granting a power of attorney in respect of the Documents for) such party; and

(r)
the Committee Resolution (i) has been duly resolved in a meeting duly convened and otherwise in the manner set forth therein, (ii) has not been rescinded or amended, and (iii) is in full force and effect.

III.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

1.	The Guarantor is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland.

2.
The Guarantor has the corporate power to execute and file the Registration Statement, to enter into and to perform its obligations under each Program Agreements, and all corporate action has been taken to enable the Guarantor to execute and file the

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Registration Statement and to enable the Guarantor to enter into and perform its obligations under each of the Program Agreements.

3.	Each Program Agreement to which the Guarantor is a party has been duly authorized and executed by the Guarantor.

4.
The execution by the Guarantor of each Program Agreement to which it is a party, and the performance by the Guarantor of its obligations thereunder, do not violate (i) any mandatory provisions of the laws of Switzerland applicable to the Guarantor that in our experience are normally applicable to general business corporations in relation to transactions of the type contemplated by the Program Documents or (ii) any provision of its Articles.

5.
As far as enforceability under the laws of Switzerland is concerned, the obligations expressed to be assumed by the Guarantor in each Program Agreement to which it is a party constitute legal, valid and binding obligations of the Guarantor, enforceable against it in accordance with the terms of such Program Agreement.

6.
The obligations expressed to be assumed by the Guarantor in each Program Agreement to which it is a party constitute direct, unsubordinated obligations of the Guarantor and will rank at least pari passu with any other unsecured, unsubordinated obligations of the Guarantor (whether actual or contingent) outstanding from time to time, subject to any statutory preferences under applicable law.

7.
The choice of New York law as the governing law of each Program Agreement is a valid choice of law under the laws of Switzerland, and, in any action brought before a court of competent jurisdiction in Switzerland relating to such Program Agreement, New York law would be recognized and applied by such court to all issues for which the proper or governing law of a contract is applicable under the conflict of laws rules of Switzerland; provided, however, that (i) such choice of law may not extend to non-contractual obligations, (ii) the content of the relevant laws of New York may need to be proven as a matter of fact, and (iii) a Swiss court would apply Swiss procedural rules.

8.
The submission by the Guarantor (i) with respect to the Underwriting Agreement to the exclusive jurisdiction of the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan, or the courts of the State of New York and (ii) with respect to the Indenture and the Guarantee to the non-exclusive jurisdiction of the federal state court in Borough of Manhattan, The City of New York, provided in the relevant Program Agreement to which it is a party, is valid and legally binding on the Guarantor under the laws of Switzerland.

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9.
The courts of Switzerland will recognize as valid, and will enforce, any final and non-appealable civil judgment for a monetary claim obtained with respect to the Underwriting Agreement in the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan, or the courts of the State of New York and with regard to the Indenture and the Guarantee in the federal state court in Borough of Manhattan, The City of New York, against the Guarantor in relation to any Program Agreement to which it is a party.

10.
The Guarantor is not required by law in relation to any sums payable under any Program Agreement to which it is a party to make, or cause to be made, any deduction or withholding for or on account of any taxes imposed or levied by or on behalf of Switzerland or any political subdivision or any taxing authority thereof.

11.
No Swiss stamp duty on the issuance of securities (Emissionsabgabe) and no Swiss stamp duty on the turnover of securities (Umsatzabgabe) will be payable to any governmental authority of Switzerland in connection with the execution and delivery of the Program Agreements or the issuance of the Notes.

12.
In order to ensure the validity and enforceability or admissibility into evidence of the Program Agreements, it is not necessary that any Program Agreement be approved, authorized, filed or recorded with any governmental, administrative or other authority or court in Switzerland.

13.
The Guarantor is not entitled to any immunity from any legal proceedings in Switzerland to enforce the Program Agreements to the extent a party thereto or any of its liabilities or obligations arising thereunder.

14.
(i) None of the Underwriters will be deemed to be resident, domiciled or carrying on business in Switzerland by reason only of the execution, delivery, performance and|or enforcement of the Program Agreements and (ii) none of the Note holders will be deemed to be resident, domiciled or carrying on business in Switzerland by reason only of holding Notes.

15.
The statements set forth in the Registration Statement under the heading "Taxation – Taxation in Switzerland", insofar as such statements purport to summarize certain tax laws of Switzerland, constitute a fair summary of the principal Swiss tax consequences of an investment in Notes.

16.
There are no authorizations, consents, approvals or filings with or orders of any Swiss court or Swiss governmental agency or body required to be obtained by the Guarantor under the laws of Switzerland for the consummation of the transactions contemplated

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by the Program Agreements and the performance by the Guarantor of its obligations under the Program Agreements to which it is a party.

IV.	Qualifications

The above opinions are subject to the following qualifications:

(a)
The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability or the effect of the laws of any other jurisdiction.

(b)
As used in Section III, the terms "enforceable" and "enforceability" mean that the relevant obligation or document is of a type enforced by the Swiss courts in accordance with, and subject to, the rules of procedure applicable in Switzerland. However, enforceability of the Program Agreements may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors and secured parties in general (including, without limitation, provisions relating to voidable preferences as set forth in Articles 285 et seq. of the Swiss Federal Debt Enforcement and Bankruptcy Act of April 11, 1889, as amended), laws or principles of general application (including, but not limited to, the abuse of rights (Rechtsmissbrauch) and the principle of good faith (Grundsatz von Treu und Glauben)), and public policy, as defined in Articles 17-19 of the Swiss Private International Law Act of December 18, 1987, as amended (the Private International Law Act).

Enforcement before the courts of Switzerland will in any event be subject to:

(i)   the nature of the remedies available in the Swiss courts (and nothing in this opinion must be taken as indicating that specific performance (other than for the payment of a sum of money) or injunctive relief would be available as remedies for the enforcement of such obligations); and

(ii)   the acceptance of such courts of jurisdiction and the power of such courts to stay proceedings if concurrent proceedings are being brought elsewhere.

(c)
Claims may become barred under statutes of limitation or prescription, or may be or become subject to available defenses such as set-off, counterclaim, misrepresentation, material error, frustration, overreaching, duress or fraud. Further, (i) limitations may apply to any provision in any Program Agreement that limits the liability of any party thereto or provides for indemnification and contribution obligations of the Guarantor, if a court considers that such party or the indemnified person, respectively, acted willfully or negligently, and (ii) any party's obligation to pay an amount under any Program

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Agreement may be unenforceable if such amount is held to constitute an excessive penalty (such as exemplary or punitive damages).

(d)	Swiss courts do not consider themselves bound by contractual severability provisions or provisions stating that an agreement may only be amended in writing.

(e)
Pursuant to Swiss law, any mandate, power of attorney or instruction provided to, or appointment of, an agent may be revoked at any time by the principal, notwithstanding such mandate, power of attorney, instruction or appointment being stated to be irrevocable.

(f)
Any provision in any Program Agreement to the effect that any of the rights and|or obligations of any party thereto shall be binding upon or inure to the benefit of its successors and assigns may not be binding on such successors and assigns without further consent and documentation.

(g)	A Swiss court may limit or decline to give effect to an indemnity for legal fees or costs incurred.

(h)	Any provision in any Program Agreement restricting the encumbrance of Swiss real property by mortgages, pledges or other liens may not be valid and enforceable.

(i)
Any provision in any Program Agreement that constitutes, or purports to constitute, a restriction on the exercise of any statutory power by the shareholders of the Guarantor may not be valid and enforceable.

(j)
Pursuant to Article 10 of the Private International Law Act and Article 31 of the Convention on Jurisdiction and the Recognition and Enforcement of Judgments in Civil and Commercial Matters of October 30, 2007 (the Lugano Convention), Swiss courts may order preliminary measures even where they do not have jurisdiction over the substance of the matter.

(k)
The enforceability in Switzerland of a foreign judgment rendered against the Guarantor is subject to the limitations set forth in (x) the Lugano Convention, (y) such other international treaties under which Switzerland is bound, and (z) the Private International Law Act. In particular, and without limitation to the foregoing, a judgment rendered by a foreign court, may only be enforced in Switzerland if:

(i)	in case of sub-clauses (y) and (z) above and, in certain exceptional cases, sub-clause (x) above, such foreign court had jurisdiction;

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(ii)	such judgment has become final and non-appealable, or, in the case of sub-clause (x) above, has become enforceable at an earlier stage;

(iii)
 the court procedures leading to such judgment followed the principles of due process of law, including proper service of process, subject to special provisions provided for by the Lugano Convention; and

(iv)	such judgment on its merits does not violate Swiss law principles of public policy.

(l)
Enforcement of a claim or court judgment under Swiss debt collection or bankruptcy proceedings may only be made in Swiss francs and any foreign currency amount must accordingly be converted into Swiss francs in accordance with the applicable rules.

(m)
Unless provided otherwise in the applicable prospectus supplement, the terms of the Notes reflected in the Prospectus provide for the payment of additional amounts to the extent (Swiss) withholding tax is imposed on payments of the Guarantor pursuant to the terms of the Notes reflected in the Prospectus. If Notes were reclassified by the Swiss federal tax administration as issued by the Guarantor because of a disallowed use of proceeds in Switzerland, such obligation to pay additional amounts may violate paragraph 1 of article 14 of the Swiss Federal Withholding Tax Act of October 13, 1965 (the Withholding Tax Act) which stipulates that (i) Swiss withholding tax (Verrechnungssteuer) (Withholding Tax) to be withheld from any payment must be charged to the recipient of the payment, and (ii) contradictory agreements are null and void as to this issue.

(n)
We express no opinion as to any commercial, accounting, calculating, auditing or other non-legal matter. Except as expressed in the opinions set forth in Sections III.10, III.11 and III.15, we express no opinion as to tax matters.

 *   *   *

We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes in fact or law that are made or brought to our attention hereafter.

We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus Supplement, which forms a part of the Registration Statement. We further consent to the filing of this opinion on Form 6-K and its incorporation by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consents is required under Section 7 of the Securities Act of 1933, as amended.

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This opinion is governed by and shall be construed in accordance with the laws of Switzerland. We confirm our understanding that all disputes arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the courts of the Canton of Zurich, Switzerland, venue being Zurich 1.

Sincerely yours,
HOMBURGER AG
/s/ HOMBURGER AG